Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50543 of Kforce Inc. on Form S-8 of our report dated June 24, 2008 relating to the financial statements and financial statement schedule of the Kforce Inc. 401(k) Retirement Savings Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007, appearing in this Annual Report on Form 11-K of Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Tampa, Florida

June 24, 2008